Exhibit 10.1
Execution Copy
December 16, 2008
Mr. Pierre Legault
c/o OSI Pharmaceuticals, Inc.
41 Pinelawn Road
Melville, New York 11747
     Re: Employment Agreement
Dear Pierre:
     This letter is to confirm our understanding with respect to (i) your future employment by OSI Pharmaceuticals, Inc. (the “Company”), (ii) your agreement not to solicit employees or customers of the Company, or any then existing parent, subsidiary or affiliate of the Company (each, a “Company Affiliate” and collectively, together with the Company, the “Company,” (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and (iv) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:
     1. Employment.
          (a) Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company and/or any Company Affiliate designated by the Company, as Executive Vice President, Chief Financial Officer and Treasurer, of the Company reporting to the Chief Executive Officer (the “CEO”) of the Company. You will have the responsibilities, duties and authority customarily performed, undertaken and exercised by a person in a similar executive capacity. You will also perform such other and/or different services for the Company as may be assigned to you from time to time by the CEO. The principal location at which you will perform such services will be the Company’s headquarters located at 41 Pinelawn Road, Melville, New York, although you will be available to perform services at any other Company facility and to travel as the needs of business may require.

          (b) Devotion to Duties. While you are employed hereunder, you will, to the best of your ability, perform faithfully and diligently all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company. While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company. Notwithstanding the foregoing, nothing contained herein shall limit your ability to manage your own personal investments on your own personal time or from serving on no more than two outside boards of directors or advisory boards of a public company, so long as such activities do not (i) involve a business or organization which competes with the Company or any Company Affiliate (except, in the case of personal investments, you may own up to 1% of the outstanding capital stock of a corporation if, at the time of your acquisition such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange), (ii) interfere or conflict with the performance of your duties as an employee of the Company or any Company Affiliate, or (iii) otherwise result in a breach of any of the provisions of this Agreement.
     2. Term. Your employment under this Agreement shall commence on December 29, 2008 (the “Effective Date”) and shall continue until terminated in accordance herewith.
     3. Compensation.
          (a) Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of $450,000 (the “Base Salary”). Your Base Salary will be reviewed on an annual basis (or such other time as determined by the CEO and the Compensation Committee of the Board of Directors of the Company (the “Board” and such Committee, the “Compensation Committee”), provided, however, that the Base Salary shall not be decreased as a result of any such review. The Base Salary will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.
          (b) Bonus. In addition to the Base Salary, for each fiscal year of the Company ending during the Term of the Agreement, beginning with the 2009 fiscal year, you will be eligible to receive a target bonus equal to 55% of the Base Salary, determined and payable in accordance with the Company’s practices applicable to bonuses paid to its executives. The Company’s bonus system is a discretionary annual performance-based incentive bonus system, approved by the Compensation Committee, and is based upon a combination of personal and corporate performance. Your split between personal and corporate performance will be 15% personal performance and 85% corporate performance. Any bonus payable to you hereunder shall be paid at the time bonuses are otherwise paid to other executive officers of the Company, but in any event, by March 15 of the calendar year following the year with respect to which such annual bonus is earned.

          (c) Equity Compensation.
               (i) Initial Grant. On the first business day of the month following your commencement of employment hereunder (i.e., January 2, 2009) and pursuant to a written stock option agreement (the “Stock Option Agreement”) between the Company and you under the OSI Pharmaceuticals, Inc. Amended and Restated Stock Incentive Plan, as amended (the “Plan”), you will be granted a non-qualified option (the “Initial Option”) to purchase 125,000 shares of the Company’s common stock, par value, $.01 per share (the “Common Stock”). The exercise price will be the fair market value of the Common Stock on the date of grant. The Initial Option will have a term of seven years and will become exercisable with respect to 1/3 of such shares on each of the third, fourth and fifth anniversaries of the date of grant. Notwithstanding the foregoing, the Initial Option shall vest and be fully exercisable upon a Change in Control (as hereinafter defined) or upon a termination of your employment by the Company “without cause” (as defined in Section 4 (e)) or by you for “good reason” (as defined in Section 4(d)).
               (ii) Restricted Stock Units Grant. On the first business day of the month following your commencement of employment hereunder (i.e., January 2, 2009), you will be granted restricted stock units with respect to 12,500 shares of Common Stock. Twenty-five percent of the restricted stock units will vest, and shares of Common Stock will become immediately distributable in respect thereof, on each anniversary of the date of grant over a period of four years. Notwithstanding the foregoing, the restricted stock units shall vest, and shares will become immediately distributable in respect thereof (it being acknowledged that any sale of other disposition of such shares is subject to the terms of the OSI Pharmaceuticals, Inc. Insider Trading Policy), upon a Change in Control or upon a termination of your employment by the Company “without cause” or by you for “good reason”.
               (iii) Future Grants. On each date that annual stock options and/or other equity compensation are granted by the Company to its executive management group, so long as you then remain in the employ of the Company, the Company will grant to you stock options or other equity compensation (an “Annual Equity Grant”) in respect of a number of shares of Common Stock to be determined by the Compensation Committee based upon your grade level and an annual evaluation of your performance by the CEO and Compensation Committee. The terms and conditions of the Annual Equity Grant will be as set forth in the Plan and the agreement or agreements accompanying such Annual Equity Grant. Notwithstanding the foregoing, each Annual Equity Grant shall vest and be fully exercisable upon a Change in Control or upon a termination of your employment by the Company “without cause” or by you for “good reason”.
          (d) Vacation. You will be entitled to 20 paid vacation days in each calendar year, and paid holidays plus personal days in accordance with the Company’s policies for its senior executives as in effect from time to time.

          (e) Fringe Benefits. In addition to the equity compensation provided for herein, you will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (for example, term life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”). Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.
          (f) Relocation. The Company will assist you in your relocation to New York in accordance with the following:
               (i) Relocation Service. American International Relocation Company (“American International”) will assist you in your relocation to New York.
               (ii) Expenses. The Company will reimburse you, either directly or through American International, for all moving expenses relating to your relocation to New York and incurred during your employment hereunder, including, without limitation, expenses relating to packing and moving household goods, temporary storage of household goods for a period of six months, closing costs associated with the purchase of a new home in New York, expenses incurred by you and/or your family relating to up to 10 house-hunting trips (including transportation, hotel accommodations and meals) and expenses incurred by you and/or your family for temporary living accommodations for up to six months prior to your move into a new home (including lease or sublease amounts, utilities, hotel or other accommodations, brokers’ fees). During this six-month period, if needed and requested by you, the Company will reimburse you for the costs of a rental car.
               (iii) Down-Payment Assistance. On the Effective Date, the Company will pay you $134,615 as assistance for a down payment on the purchase of a home in New York and to defray other miscellaneous and incidental expenses you may incur while relocating.
               (iv) Pay-Back. If, within 12 months following the Effective Date, you terminate your employment with the Company without “good reason”, you shall within 60 days of such termination pay back to the Company 100% of the amounts which had been theretofore paid to you pursuant to this Section 3(f).
               (v) Reverse Relocation Expenses. We recognize that you are relocating to New York for the sole purpose of commencing employment with us. Therefore, if within 12 months following the Effective Date, your employment is either terminated by the Company “without cause” or by you for “good reason”, the Company will reimburse you, either directly or through American International (or such other relocation company used by the Company at the time of such termination), for all packing and moving expenses, transfer taxes, broker’s commissions and other closing costs, fees and expenses incurred in the sale of your New York residence, and other expenses related to your relocation out of New York, provided that such expenses are incurred within one year following such termination of your employment.
               (vi) Documentation. Reimbursement of the expenses described in this Section 3(f)(ii) and (v) shall be made upon presentation of documentation reasonably satisfactory to the Company in accordance with the Company’s policies with respect thereto as in effect from time to time. Receipts shall not be required for payment covered under Section 3(f)(iii).
          (g) Reimbursement of Expenses. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.
     4. Termination. Your employment hereunder shall end upon the earliest of the following to occur:
          (a) Your death.
          (b) Upon written notice to you of termination as a result of your Permanent Disability. “Permanent Disability” means a disability as described in Treasury Regulation § 1.409A-3(i)(4)(i)(B).
          (c) Your termination by the Company for “cause” as evidenced by, and effective upon, delivery by the Company to you of a Notice of Termination (as defined in Section 5 below). “Cause” shall mean, for purposes of this Agreement, (i) an act of fraud or embezzlement against the Company or an unauthorized disclosure of Confidential Information (as defined in Section 8(a)(iv) hereof) of the Company, in each case which is willful and results in material damage to the Company, (ii) any criminal violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, (iii) your conviction (or a plea of nolo contendere) of any felony, (iv) your gross neglect of your duties or your willful and continuing refusal to perform your duties, provided you have been given written notice of such neglect or refusal and within 30 days have failed to cure such neglect and refusal, or (v) your material willful misconduct with respect to the business or affairs of the Company.
          (d) Your termination of your employment for “good reason.” For purposes of this Agreement, “good reason” shall mean the occurrence of any of the events hereinafter set forth unless you have previously consented in writing (which consent may be given or withheld in your sole discretion):
               (i) a material reduction in your duties, title, responsibilities, authority, status, or reporting responsibilities;
               (ii) a reduction in your Base Salary or the target rate of your bonus;
               (iii) the Company’s requiring you to be based more than 35 miles from the Company’s current headquarters in Melville, New York or to any other location for which the average commute from your residence exceeds 45 minutes; or
               (iv) any other material breach of this Agreement by the Company.
In order to invoke a termination for “good reason”, you must deliver a written notice to the Company specifying the particular events or conditions which constitute “good reason” within 30 days of the occurrence of the event or condition. The Company shall have 30 days to cure the breach. In order to terminate your employment, if at all, for “good reason”, you must terminate employment within 7 days of the end of the cure period if the breach has not been cured.
          (e) Termination of your employment by the Company “without cause” by delivery by the Company to you of a Notice of Termination not less than 30 days prior to the effective date of such termination. Your termination by the Company shall be considered to be “without cause” if you are terminated or dismissed by the Company for reasons other than death, Permanent Disability or for “cause.”
          (f) Your termination of your employment “without good reason” by delivery by you to the Company of a Notice of Termination. Your termination of your employment shall be considered to be “without good reason” unless you resign for “good reason” (as defined in Section 4(d)).
     5. Notice of Termination. Any termination by the Company or by you shall be communicated by a written “Notice of Termination” to the other party hereto. A “Notice of Termination” shall mean a notice which indicates a termination date and the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.
     6. Payments Upon Termination.
          (a) Upon termination of your employment for any reason you will become entitled to (i) any accrued and unpaid Base Salary up to the date of termination, and (ii) any accrued and unpaid vacation pay up to the date of termination ((i) and (ii) being collectively referred to as the “Accrued Compensation”). Such amounts will be paid in a lump sum within seven days following termination.
          (b) Upon termination of your employment due to death or Permanent Disability, in addition to Accrued Compensation, you (or your estate, as the case may be) will become entitled to an amount equal to your target bonus for the fiscal year in which your termination occurs, multiplied by a fraction (i) the numerator of which is the number of days in such fiscal year through the termination date and (ii) the denominator of which is the number of days in such fiscal year (a “Pro-rata Bonus”). Such amounts will be paid in a lump sum within seven days following termination.
          (c) Upon a termination of your employment (i) by the Company “without cause” or (ii) by you for “good reason” or (iii) as a result of your resignation for any reason within 60 days of a Change in Control, in addition to Accrued Compensation, you will become entitled to (x) a lump sum equal to twice your Base Salary and twice your target bonus, (y) your Pro-rata Bonus and any bonus for the prior fiscal year earned but not yet paid at the time of termination, and (z) Company—funded continued coverage following termination under any health and dental program in which you were eligible to participate as of the time of termination of your employment for the maximum period of time allowable by law but in no event longer than 24 months following termination. The amounts described in parts (x) and (y), above, will be paid in a lump sum within seven days following termination. For avoidance of doubt, amounts payable hereunder are intended to satisfy the requirements of the short-term deferral exemption described in Treasury Regulation § 1.409A-1(b)(4).
          (d) You shall not be required to mitigate the amount of any payment provided for under this Section 6 by seeking other employment or otherwise and no payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment. The Company’s obligation to make the payments provided for in this Section 6 and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others.
          (e) (i) Subject to Section 6(e)(ii) below, if the Total Payments (as defined below) would result in the imposition of a Parachute Excise Tax (as defined below) on you, the Company will make an additional payment to you in an amount such that, after the payment of all federal and state income, employment and excise taxes on both the Total Payments and the additional payment made pursuant to this Section 6(e)(i), you will be in the same after-tax position as if no Parachute Excise Tax had been imposed. Any additional payment made pursuant to this paragraph will be paid by the Company at the time the applicable Parachute Excise Tax is required to be withheld by the Company and remitted to the relevant taxing authorities or, to the extent such excise tax is not required to be withheld, 5 business days before it is required to be paid by you to the relevant taxing authorities.
               (ii) Notwithstanding any other provision in this Agreement, no additional payment will be made to you pursuant to Section 6(e)(i) and the Total Payments will instead be reduced or limited to the Capped Amount (as defined below), if the additional payment described above in Section 6(e)(i) would not cause Total After-Tax Payments (as defined below) to exceed the economic value of the Capped Amount (after reduction for all applicable taxes) by more than 10%. If a reduction to the Total Payments is required pursuant to this paragraph, such reduction shall be made to the payments, rights or other benefits constituting the Total Payments in the order that least diminishes the economic value of such payments, rights and benefits.
               (iii) For purposes of this Agreement:
                    (A) “Capped Amount” means the largest amount payable to you without causing the application of a Parachute Excise Tax.
                    (B) “Parachute Excise Tax” means the federal excise tax levied on “excess parachute payments” under Section 4999 of the Internal Revenue Code (the “Code”) or any successor provision.
                    (C) “Total After-Tax Payments” means the total economic value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Parachute Excise Tax).
                    (D) “Total Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(2)(A)(ii)) made to or for your benefit, whether made under this Agreement or otherwise.
     7. Change in Control. For purposes of this Agreement, a “Change in Control” shall occur on the date that:
          (a) any one person, entity or group acquires ownership of capital stock of the Company that, together with the capital stock of the Company already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person, entity or group shall not be deemed to be a Change in Control;
          (b) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) ownership of capital stock of the Company possessing 35% or more of the total voting power of the capital stock of Company;
          (c) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by the nominating committee of the Board prior to the date of the appointment or election; or
          (d) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) assets from the Company that have a total gross fair market value at least equal to 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, a transfer of assets by the Company shall not deemed to be a Change in Control if the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock in the Company, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person, entity or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding capital stock of the Company, or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person, entity or group described in subparagraph (iii) above.
The foregoing notwithstanding, no event or transaction will constitute a “Change in Control” for purposes of Section 6 of this Agreement unless that event or transaction also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, as those terms are used in Section 409A(a)(2)(v) of the Code and regulations issued thereunder.
     8. Prohibited Activities.
          (a) Certain Acknowledgements and Agreements.
               (i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.
               (ii) You acknowledge that your employment by the Company creates a relationship of confidence and trust between the Company and you with respect to certain information relating to the business and affairs of the Company or applicable to the business of any client, customer, consultant, partner, external collaborator or service provider of the Company, which may be made known to you by the Company or by any client, customer, consultant, partner, external collaborator or service provider of the Company, or learned by you during the period of your affiliation with the Company.
               (iii) You further acknowledge that, while you are employed hereunder, the Company will furnish, disclose or make available to you Confidential Information (as defined in Section 8 (a)(iv) below) related to the business of the Company (whether or not the information has commercial value to the Company’s business). You also acknowledge that such Confidential Information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information could be used by you to compete with the Company. You also acknowledge that if you become employed or affiliated with any competitor of the Company, it is possible that you would disclose Confidential Information to such competitor and would use Confidential Information, knowingly or unknowingly, on behalf of such competitor.

               (iv) For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including, without limitation, systems, processes, formulae, data, functional specifications, computer software, programs and displays, know-how, improvements, discoveries, inventions, developments, designs, techniques, marketing plans, strategies, forecasts, new and proposed products and technologies, unpublished financial statements and financial information, business plans, budgets, projections, licenses, prices, costs, training methods and materials, sales prospects, and customer, supplier, manufacturer, collaborator, partner, and client lists and any and all intellectual properties, including any scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by you.
          (b) Covenants. While you are employed hereunder and for a period of one year following the termination of your employment hereunder for any reason or for no reason, you will not, without the prior written consent of the Company:
               (i) Engage, directly or indirectly, for your benefit or the benefit of others, in any activity or employment in the performance of which any Confidential Information obtained during the course of your employment would, by necessity, need to be disclosed by you in order to engage in any such activity or employment. This covenant shall not be construed to limit in any way your obligation not to use or disclose Confidential Information as set forth in Section 9 below.
               (ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any customers of the Company or any prospective customers with respect to which the Company has developed or made a sales presentation (or similar offering of services) for the purpose of directly competing with the Company with respect to the Company’s “principal marketed products” (i.e., those products which are in the first or second detail position) or its development candidates which have material financial significance to the Company and which are in Phase III programs; or
               (iii) Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultants to the Company to leave the service of the Company for any reason, or (B) employ, cause to be employed, or solicit the employment of, any employees of or consultants to the Company while any such person is providing services to the Company or within six months after any such person has ceased providing services to the Company; or
               (iv) Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company and any manufacturer or supplier to or customer of the Company.

          (c) Reasonableness of Restrictions. You understand that the provisions set forth in Section 8(b) are not meant to prevent you from earning a living or fostering your career. They are intended, however, to prevent competitors of the Company from gaining an unfair advantage from your knowledge of Confidential Information. You understand that, by making any other employer aware of the provisions set forth in this Section 8, that employer can take such action as to avoid your breach of this Section 8.
          (d) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 8 will survive the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason.
     9. Protected Information. All Confidential Information shall be the sole property of the Company and its assigns. You hereby assign to the Company any right you may have or acquire in such Confidential Information. You will at all times, both during the period while you are employed hereunder and after the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except as required in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company. Upon the termination of your employment hereunder for any reason or for no reason, or if the Company otherwise requests, you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained). The terms of this Section 9 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company’s Confidential Information. The terms of this Section 9 will survive indefinitely any termination of this Agreement and/or any termination of your employment hereunder for any reason or for no reason.
     10. Ownership of Ideas, Copyrights and Patents.
          (a) Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae (collectively, the “Inventions”) which may be used in the current or planned business of the Company or which in any way relates to such business, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop while you are employed hereunder (and, if based on or related to any Confidential Information, within two years after termination of such employment for any reason or for no reason), alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that you will not publish any of the Inventions without the prior written consent of the Company. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). You will promptly disclose to the Company all of the foregoing and you hereby assign to the Company all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.
          (b) Cooperation. At any time during your employment hereunder or after the termination of your employment hereunder for any reason or for no reason, you will cooperate fully with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, without limitation, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company without charge by you.
          (c) Licensing and Use of Inventions. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company or incorporate in any Company product or system, you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You will not include in any Inventions you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then current Company policy.
          (d) Prior Inventions. You here by acknowledge and agree that you do not claim or intend to claim any right, title and interest in any Invention (collectively, “Prior Inventions”), including, without limitation, patent, copyright and trademark interests, which to the best of your knowledge will be or may be delivered to the Company in the course of your employment, or incorporated into any Company product or system. You acknowledge that your obligation to disclose such information is ongoing while you are employed hereunder.
     11. Records. Upon termination of your employment hereunder for any reason or for no reason and at any other time requested by the Company, you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.
     12. Representations. You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement.
     13. General.
          (a) Notices. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.
          (b) Entire Agreement. This Agreement, and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
          (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.
          (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure there from granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.
          (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any Company Affiliate; provided, that the Company shall remain responsible for any payments and obligations to you to the extent any assignee fails to fulfill such payments and obligations. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.
          (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, except for your obligations to the Company as set forth herein, and no person or entity (except for a Company Affiliate as set forth herein) will be regarded as a third-party beneficiary of this Agreement.
          (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of law principles thereof.
          (h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement that is not subject to arbitration pursuant to Section 14(i) below will be brought in the courts of Suffolk County, New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of it property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.
          (i) Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement, other than a controversy, dispute or claim arising under Section 8, 9 or 10 hereof, will be settled by final and binding arbitration to be conducted in New York, New York pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect. The decision or award in any such arbitration will be final and binding upon the parties and judgment upon such decision or award may be entered in any court of competent jurisdiction or application may be made to any such court for judicial acceptance of such decision or award and an order of enforcement. In the event that any procedural matter is not covered by the aforesaid rules, the procedural law of New York will govern. Any disagreement as to whether a particular dispute is arbitrable under this Agreement shall itself be subject to arbitration in accordance with the procedures set forth herein. The fees of the arbitrators shall be paid by the Company.
          (j) WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT THAT IS NOT SUBJECT TO ARBITRATION PURSUANT TO SECTION 14(i) ABOVE WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.
          (k) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) in any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific word and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.
          (l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 8, 9 or 10 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 8, 9 or 10 of this Agreement. The period during which the covenants contained in Section 8 will apply will be extended by any periods during which you are found by a court to have been in violation of such covenants.
          (m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

          (n) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
          (o) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.
          (p) Survival of the Company’s Obligations. Notwithstanding the termination of this agreement pursuant to Section 4, the provisions of this Agreement will survive to the extent necessary to achieve their intended effect.
          (q) Expenses. The Company shall pay or reimburse you for reasonable legal fees and expenses incurred by you in connection with the preparation, negotiation, execution and delivery of this Agreement upon presentation to the Company of invoices for such fees and expenses.
     14. Section 409A.
          (a) To the extent that you would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 14.
          (b) For purposes of the application of Treasury Regulation § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.
          (c) If the termination of employment giving rise to the severance benefits described in Section 6 is not a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h)(1), then to the extent necessary to avoid the imposition of any accelerated or additional tax under Section 409A of the Code, such benefits will be deferred without interest until you experience a separation from service.
          (d) If at the time of your separation from service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to you constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (“the Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, you shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse you, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
          (e) To the extent an expense or in-kind benefit provided pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (1) the expenses will be reimbursed to you as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (2) the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
     15. Directors’ and Officers’ Protection. During your employment and thereafter, the Company agrees (a) that it will not amend its governing documents (including, without limitation, its certificate of incorporation) in a manner that provides you with lesser indemnification rights than those enjoyed by then current officers or directors of the Company, and (b) that it will not alter its directors’ and officers’ liability insurance coverage in such a way so that you are not covered to the same extent and for so long as such coverage is maintained for the benefit of then current officers and directors.
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     If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours, OSI Pharmaceuticals, Inc.
By:	/s/ Colin Goddard
	Name:	Colin Goddard, Ph.D.
	Title:	Chief Executive Officer

Accepted and Approved:
/s/ Pierre Legault	December 16, 2008
Name: Pierre Legault	Date